Exhibit 99.2

Unaudited pro forma condensed combined financial statements as of and for the year ended December 31, 2006

The unaudited pro forma condensed combined financial statements presented below are derived from the historical consolidated financial statements of Integrys Energy Group, Inc. and Peoples Energy Corporation ("Peoples Energy"). The unaudited pro forma condensed combined financial statements are prepared using the purchase method of accounting, with Integrys Energy Group treated as the acquirer and as if the acquisition of Peoples Energy had been completed on January 1, 2006 for statement of income purposes and on December 31, 2006 for balance sheet purposes.

The pro forma amounts have been developed from and should be read in conjunction with (i) the audited consolidated financial statements for the year ended December 31, 2006 and notes thereto included in the Integrys Energy Group Annual Report on Form 10-K, filed with the SEC on February 28, 2007, and (ii) the audited consolidated financial statements and notes thereto of Peoples Energy for the year ended September 30, 2006 included in the Peoples Energy Annual Report on Form 10-K, filed with the SEC on December 14, 2006.

Integrys Energy Group has a December 31 calendar year-end. Peoples Energy previously had a fiscal year-end of September 30. The most recent annual audited financial statements for Peoples Energy are for the fiscal year ended September 30, 2006. As a result, Peoples Energy's historical statement of income has been recast to a calendar year basis for the year ended December 31, 2006.

In accordance with SFAS No. 141, "Business Combinations," the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the assumed acquisition dates. The excess of the purchase price over the fair value of net assets acquired is recorded as goodwill. The actual purchase price allocation will be based on the estimated fair values as of the actual date of the acquisition - February 21, 2007. Integrys Energy Group has not yet finished the actual purchase price allocation, as of February 21, 2007. Management has made a preliminary allocation of the estimated purchase price based on various estimates; however, the actual allocation will differ from the information presented herein due to differences between the actual acquisition date and the assumed acquisition dates presented herein and as Integrys Energy Group undergoes additional studies necessary to evaluate and finalize the purchase price allocation. Additionally, Integrys Energy Group will continue to assess Peoples Energy's accounting policies for any additional adjustments that may be required to conform Peoples Energy's accounting policies to those of Integrys Energy Group, other than those noted in the pro forma adjustments described below. There can be no assurance that such finalization will not result in material changes.

Peoples Energy's gas distribution operations are regulated and will be accounted for pursuant to SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation”. Under the rate setting and recovery provisions currently in place and expected to continue in place for these regulated operations, revenues are derived from earning a return on, and a recovery of, the original cost of assets and liabilities. Accordingly, the fair values of the individual tangible and intangible assets and liabilities of the gas distribution operations are expected to approximate the carrying value or, if adjusted, any fair value adjustments are expected to be recorded with an offset to regulatory assets and liabilities.

Upon closing of the merger, Integrys Energy Group announced its decision to pursue the sale of its nonregulated oil and gas business, Peoples Energy Production Company ("PEP"). Accordingly, the assets and liabilities of PEP that will be included in the sale have been reclassified as assets and liabilities held for sale in the unaudited pro forma condensed combined balance sheet, and the operations of PEP have been removed from continuing operations in the unaudited pro forma condensed combined statement of income.

The unaudited pro forma condensed combined financial statements include estimates of potential adjustments for events that are:

•	Directly attributable to the merger;

•	Factually supportable; and

•	With respect to the statements of income, expected to have a continuing impact on the combined company’s results.

The unaudited pro forma condensed combined financial statements are provided for illustration purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Integrys Energy Group would have been had the Peoples Energy acquisition occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or combined financial position.

Integrys Energy Group, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Year Ended December 31, 2006
(Amounts in millions)

	Integrys Energy Group Historical	Peoples Energy Historical	Pro Forma Adjustments	Footnote 3 Reference	PEP Discontinued Operations Adjustments	Footnote 3 Reference	Integrys Energy Group Combined Pro Forma

Nonregulated revenue	$5,156.7	$995.0	$(45.2)	A	$(214.6)	S	$5,960.3
			(15.1)	A	-
			82.5	B	-
			1.0	A	-
Utility revenue	1,734.0	1,545.2	-		-		3,279.2
Total revenues	6,890.7	2,540.2	23.2		(214.6)		9,239.5

Nonregulated cost of fuel, natural gas, and purchased power	4,967.6	822.5	(39.8)	A	-		5,764.7
			14.4	G	-
Utility cost of fuel, natural gas, and purchased power	1,006.1	1,058.4	(5.4)	A	-		2,059.1
Operating and maintenance expense	503.7	394.0	(2.4)	C	(38.8)	S	856.5
Depreciation, depletion, and amortization	106.1	119.8	3.6	J	(53.0)	S	177.0
			0.4	F	-
			0.1	H	-
Gas charge settlement	-	15.6	-		-		15.6
Taxes other than income taxes	57.4	45.8	-		(13.1)	S	90.1
Operating income	249.8	84.1	52.3		(109.7)		276.5

Miscellaneous income	42.2	7.0	-		1.8	S	51.0
Interest income (expense)	(99.2)	(66.5)	5.1	I	-		(160.6)
Minority interest	3.8	-	-		-		3.8
Other income (expense)	(53.2)	(59.5)	5.1		1.8		(105.8)

Income before taxes	196.6	24.6	57.4		(107.9)	S	170.7
Provision for income taxes	45.0	10.3	22.8	M	(38.5)	S	39.6
Income from continuing operations	151.6	14.3	34.6		(69.4)		131.1

Preferred stock dividends of subsidiary	3.1	-	-		-		3.1
Income from continuing operations available for common shareholders	$148.5	$14.3	$34.6		$(69.4)		$128.0

Average shares of common stock
Basic	42.3						74.2
Diluted	42.4						74.3

Earnings per common share - basic
Income from continuing operations	$3.51						$1.73
Earnings per common share - diluted
Income from continuing operations	$3.50						$1.72

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information

Integrys Energy Group, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2006
(Amounts in millions)

	Integrys Energy Group	Peoples Energy	Pro Forma	Footnote 3	PEP Held for Sale	Footnote 3	Integrys Energy Group Combined
	Historical	Historical	Adjustments	Reference	Adjustments	Reference	Pro Forma

Assets
Cash and cash equivalents	$23.2	$4.3	$83.8	D	$-		$111.3
Restricted cash	22.0	-	-		-		22.0
Accounts receivable, net of reserves	1,037.3	315.0	(8.3)	A	(42.2)	S	1,301.8
Accrued unbilled revenues	184.8	201.0	-		-		385.8
Inventories	456.3	184.7	(4.7)	A	-		636.3
Current assets from risk management activities	1,068.6	54.0	(11.3)	A	-		1,111.3
Assets held for sale	6.1	84.5	(84.5)	D	634.5	S	640.6
Deferred income taxes	-	29.7	2.3	L	-		32.0
Other current assets	129.1	22.8	-		(3.4)	S	148.5
Current assets	2,927.4	896.0	(22.7)		588.9		4,389.6

Property, plant and equipment, net of reserves	2,534.8	2,220.5	27.1	E	(588.9)	S	4,273.4
			8.1	F	-
			106.3	T	-
			(34.5)	H	-
Regulatory assets	417.8	744.2	(95.3)	T	-		1,066.7
Prepaid pension costs	-	68.4	-		-		68.4
Long-term assets from risk management activities	308.2	19.1	(9.1)	A	-		318.2
Goodwill	303.9	-	751.8	K	-		1,055.7
Other	369.6	34.6	7.9	G	-		432.8
			22.1	J	-
			(1.4)	I	-
Total assets	$6,861.7	$3,982.8	$760.3		$-		$11,604.8

Liabilities and Shareholders' Equity
Short-term debt	$722.8	$384.1	$-		$-		$1,106.9
Current portion of long-term debt	26.5	-	-		-		26.5
Accounts payable	1,010.4	296.6	(13.0)	A	(38.7)	S	1,255.3
Current liabilities from risk management activities	1,001.7	174.4	(4.9)	A	-		1,171.2
Deferred income taxes	3.1	-	-		-		3.1
Liabilities held for sale	-	-	-		44.7	S	44.7
Other current liabilities	141.9	332.1	20.0	Q	(6.0)	S	497.0
			9.0	R	-
Current liabilities	2,906.4	1,187.2	11.1		-		4,104.7

Long-term debt	1,287.2	894.4	16.7	I	-		2,198.3
Deferred income taxes	97.6	454.3	2.2	L	-		579.8
			25.7	D	-
Deferred investment tax credits	13.6	26.0	-		-		39.6
Regulatory liabilities	301.7	11.2	-		-		312.9
Environmental remediation liabilities	95.8	264.0	-		-		359.8
Pension and postretirement benefit obligations	188.6	159.9	-		-		348.5
Long-term liabilities from risk management activities	264.7	17.7	(5.3)	A	-		277.1
Other	121.4	114.1	11.0	T	-		246.5
Long-term liabilities	2,370.6	1,941.6	50.3		-		4,362.5

Commitments and contingencies	-	-	-		-		-
Preferred stock of subsidiary with no mandatory redemption	51.1	-	-		-		51.1
Common stock equity	1,533.6	854.0	(854.0)	N	-		3,086.5
			1,550.9	O	-
			2.0	P	-
Total liabilities and shareholders' equity	$6,861.7	$3,982.8	$760.3		$-		$11,604.8

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information

INTEGRYS ENERGY GROUP, INC.
NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The estimated purchase price and the allocation of the estimated purchase price discussed below are calculated as of December 31, 2006. The actual purchase price will be based on the value of Integrys Energy Group shares issued to Peoples Energy shareholders, the fair value of the Peoples Energy share-based compensation that was exchanged for Integrys Energy Group’s share-based compensation, and the actual transaction-related costs of Integrys Energy Group. The final allocation of the purchase price will be based on the fair values of the assets and liabilities of Peoples Energy on February 21, 2007.

The total preliminary estimated purchase price of the merger is as follows:

(Amounts in millions, except share and per share data)
Peoples Energy common shares outstanding (1)	38,577,935
Peoples Energy performance awards converted to Integrys Energy Group shares (2)	54,794
Total Peoples energy common shares converted to Integrys Energy Group shares	38,632,729

Exchange ratio into Integrys Energy Group shares (3)	0.825
Equivalent number of Integrys Energy Group shares (4)	31,872,001

Integrys Energy Group share price (5)	$48.66

Estimated fair value of Integrys Energy Group shares issued (6)	$1,550.9
Estimated fair value of stock options exchanged (7)	2.0
Estimated transaction-related costs (8)	20.0
Total preliminary estimated purchase price	$1,572.9

Notes:

(1) For pro forma purposes, the shares outstanding represent the total number of common shares of Peoples Energy outstanding as of December 31, 2006. The actual purchase price will be based on the total shares of Peoples Energy outstanding as of February 21, 2007.

(2) Represents Peoples Energy's outstanding performance-based awards, partially vested to recognize the completed months of the performance cycle as of December 31, 2006. The shares were initially issued in Peoples Energy common stock at the merger date and then instantaneously converted to Integrys Energy Group shares upon closing. The actual number of Peoples Energy performance awards will be those vested to recognize the completed months of the performance cycle as of February 21, 2007.

(3) The Exchange Ratio for Integrys Energy Group shares issued to Peoples Energy shareholders is defined in the merger agreement.

(4) The equivalent number of Integrys Energy Group shares is based on Peoples Energy's common shares outstanding as of December 31, 2006, including Peoples Energy's performance awards converted into Integrys Energy Group shares, multiplied by the Exchange Ratio into Integrys Energy Group shares.

(5) The share price used herein is based on the average closing price for the period beginning two trading days before and ending two trading days after the announcement of the merger. The range of dates for Integrys Energy Group was between July 6 and July 12, 2006, and is herein referred to as the Integrys Energy Group share price.

(6) The estimated fair value of Integrys Energy Group shares issued is the equivalent number of Integrys Energy Group shares multiplied by the Integrys Energy Group share price.

(7) The estimated fair value of the stock options exchanged in the merger is calculated using the Black-Scholes valuation model. The fair value of the new Integrys Energy Group options issued for the purposes of these unaudited pro forma condensed combined financial statements may differ from the fair value determined as of February 21, 2007.

(8) The estimated costs directly related to the merger transaction are comprised of Integrys Energy Group's financial advisory, legal, and other professional service fees, excluding all of the merger-related expenses of Peoples Energy.

Integrys Energy Group has identified approximately $94 million of annual synergies that could be realized by the end of the fifth full year of operations for the combined company as a whole. Of this $94 million, approximately $87 million relates to the regulated businesses of the combined company, and the remaining $7 million relates to the non-regulated businesses of the combined company. The estimated total cost to Integrys Energy Group of accomplishing the merger and achieving synergies and cost savings is approximately $186 million in transaction and integration costs, most of which will be incurred through 2010. These synergy savings and the related costs to achieve these synergies have not been included in the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements include adjustments for liabilities relating to Emerging Issues Task Force Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination” ("EITF 95-3"). Management of Integrys Energy Group is in the process of assessing the amount of liabilities that will ultimately be recorded for severance, relocation, or other costs associated with the merger that would affect amounts in the unaudited pro forma condensed combined financial statements. The expected result of recording liabilities relating to EITF 95-3 will be an increase to goodwill. Management of Integrys Energy Group estimates that certain synergy costs discussed above will be accrued as additional purchase price in accordance with EITF 95-3 and other synergy costs will be expensed as incurred.

Under the purchase method of accounting, the total preliminary estimated purchase price as shown in the table above is allocated to Peoples Energy's current and non-current tangible assets, intangible assets (both definite and indefinite-lived), and current and non-current liabilities based on their estimated fair values as of December 31, 2006 for balance sheet purposes and January 1, 2006 for statement of income purposes. Management of Integrys Energy Group has allocated the estimated purchase price based on preliminary estimates that are described in the introduction to these unaudited pro forma condensed combined financial statements. The final purchase price allocations, which will be based on third party appraisals, will result in different allocations than presented in these unaudited pro forma condensed combined financial statements, and those differences could be material.

The preliminary internal valuation by Integrys Energy Group's management includes estimates and assumptions about numerous factors, including, but not limited to, forward prices for power, natural gas and oil, and the level of interest rates. These factors have exhibited significant volatility in the past, and changes in one or more of these factors could have a significant effect on the final determinations of fair value. As a result, the final determinations of fair value may differ materially from the estimates presented in the unaudited pro forma condensed combined financial statements.

The allocation of the preliminary estimated purchase price as of December 31, 2006 is as follows:

(Amounts in millions)

Net tangible assets and liabilities:
Current assets (excluding items specifically identified)	$239.4
Non-current assets (excluding items specifically identified)	801.8
Assets held for sale	634.5
Property, plant, and equipment	2,221.1
Current liabilities (excluding items specifically identified)	(1,166.2)
Non-current liabilities (excluding items specifically identified)	(442.0)
Liabilities held for sale	(44.7)
Pension and post-retirement benefits	(91.5)
Long-term debt	(911.1)
Net deferred tax liability	(450.2)
Identifiable intangible assets:
Non-derivative contracts-energy marketing	7.9
Customer relationships-energy marketing	20.0
Building lease contract	2.1
Goodwill	751.8

Total preliminary estimated purchase price	$1,572.9

The excess of the purchase price, including the direct costs of the transaction, over the fair values of the identifiable net assets acquired and liabilities assumed will be classified as goodwill. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill will not be amortized, but instead will be tested for impairment at least annually (more frequently if certain indicators are present). Goodwill will be allocated to the reporting unit(s) of the combined company. In the event that management of Integrys Energy Group determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the period in which the determination is made.

2.	Reclassifications

Certain reclassifications have been made to the presentation of the historical financial statements of Peoples Energy in order to conform to the presentation of Integrys Energy Group used in the unaudited pro forma condensed combined balance sheet and statement of income. These adjustments had no impact on the historical income from continuing operations.

The most significant reclassification included in the unaudited pro forma condensed combined financial statements is related to the Illinois and municipal gas related revenue tax. Peoples Energy recorded Illinois gas revenue taxes on a gross basis, whereby the billed amounts for the recovery of the taxes were included in revenues, and offsetting amounts were included in expenses, primarily taxes other than income taxes. Integrys Energy Group’s presentation of similar transactions is to present the taxes on a net basis in revenue. For the year ended December 31, 2006, revenues were reduced by $145.0 million, taxes other than income taxes were reduced by $138.5 million, and operating and maintenance expense was reduced by $6.5 million in order to present Illinois gas revenue taxes net in revenue in the unaudited pro forma condensed combined statement of income.

3.	Pro Forma Adjustments

The pro forma adjustments reflect the allocation of the estimated purchase price, including amounts related to Peoples Energy's current and non-current tangible assets, intangible assets, and liabilities at an amount equal to the estimate of their fair values at the assumed acquisition dates; the amortization expense related to the estimated definite-lived intangible assets; changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets; the elimination of intercompany transactions; reclassifications necessary to remove the operations of PEP from continuing operations and to reclassify the applicable assets and liabilities as held for sale; and the income tax effects related to the pro forma adjustments.

The pro forma combined provision for income taxes does not reflect the amount that would have resulted had Integrys Energy Group and Peoples Energy filed consolidated income tax returns during the periods presented.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

A— Represents the pro forma adjustments required to eliminate the effects of transactions between Integrys Energy Group and Peoples Energy included in each company’s historical balance sheet at December 31, 2006 and statement of income for the year ended December 31, 2006. The underlying amounts in these adjustments relate primarily to purchases and sales of power and gas between the companies.

B— Represents the pro forma adjustment to reverse reductions to revenue due to the elimination of Peoples Energy’s accumulated net loss on cash flow hedges deferred in accumulated other comprehensive loss during the twelve months ended December 31, 2006. These losses were transferred from other comprehensive loss to revenues as a reduction to realized revenue from physical oil and gas sales. These amounts do not include any changes in hedge value after January 1, 2006. At the merger date, there is no adjustment to the asset/liability carrying amount as the derivative contracts are reported at fair value and the balance of other comprehensive loss as part of shareholders’ equity at the assumed acquisition date is eliminated (see pro forma adjustment N).

C— Represents the reversal of the amortizations of the pension and other postretirement transition asset, prior service cost, and net actuarial loss recorded during 2006 for Peoples Energy's nonregulated entities. The entire amount of unrecognized costs or credits accumulated in other comprehensive income related to these items is assumed to be eliminated through purchase accounting at January 1, 2006 for purposes of the unaudited pro forma condensed combined statement of income.

D— Represents the pro forma adjustments to exclude the assets held for sale and the related deferred tax impact associated with the sale of Peoples Energy's power generation business which occurred prior to the closing of the merger.

E— Represents the pro forma adjustment to record at estimated fair value at the assumed acquisition date the PEP oil and gas reserves held by Peoples Energy. See adjustment S for additional information related to PEP.

F— Represents the pro forma adjustments to record the estimated fair value at the assumed acquisition date of certain Peoples Energy non-regulated energy assets and the depreciation expense associated with the increased fair value.

G— Represents the pro forma adjustments to record, at estimated fair value at the assumed acquisition date, Peoples Energy’s energy purchases and sales, gas storage, and transportation contracts that are not derivatives or are accounted for as “normal purchase, normal sale” transactions under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The adjustments have been presented as a net increase in non-current assets to reflect an approximation of the overall fair value of the portfolio of these contracts. The actual adjustments will be recorded as current and non-current assets and liabilities reflecting the actual composition of the portfolio and market prices for the underlying commodities at February 21, 2007. Amortization of these adjustments is based on the value applicable to each settlement month within the individual contracts.

These adjustments could be materially affected by changes in the composition of the portfolio, as well as changes in prices of energy and the duration of contracts in existence as of February 21, 2007. These factors have exhibited significant volatility in the past, and changes in one or more of these factors could have a significant effect on the final determinations of fair value and the related amortization.

H— Represents the pro forma adjustment to record the impairment of software that will be phased out following the merger, as well as the related impact on amortization expense. Management determined that the remaining useful lives for these software packages have been reduced, resulting in an increase to amortization expense.

I— Represents the pro forma adjustments to Peoples Energy's long-term debt to record third-party debt of nonregulated operations at estimated fair value and the resulting decrease in interest expense, as well as the impact of eliminating the related unamortized balance of debt issuance costs.

J— Represents the pro forma adjustments to record Peoples Energy’s identifiable intangible assets at fair value and the related amortization for customer relationships and building lease contracts which will be amortized over a period of approximately 6 to 10 years.

K— Represents the pro forma adjustment to record goodwill, i.e. the excess of the purchase price over the fair value of the tangible and intangible assets acquired and liabilities assumed. Goodwill resulting from the merger is not amortized, in accordance with the provisions of SFAS No. 142.

L — Represents the pro forma adjustments to record the deferred tax impact related to the net amount assigned to the assets and liabilities of Peoples Energy (other than goodwill) in excess of Peoples Energy's historical carrying amounts and the deferred tax impacts of the other pro forma adjustments. Income tax effects have been calculated using Peoples Energy's statutory rates of 35.7% or 39.7%, depending on the jurisdiction to which the respective adjustment relates.

M — Represents the pro forma adjustment to adjust the tax provision to reflect the effects of the pro forma adjustments. Income tax effects have been calculated using Peoples Energy's statutory rates of 35.7% or 39.7%, depending on the jurisdiction to which the respective adjustment relates.

N— Represents the pro forma adjustment to eliminate the historical equity of Peoples Energy.

O— Represents the pro forma adjustment to record the fair value of the Integrys Energy Group shares exchanged in the transaction.

P— Represents the pro forma adjustment to record the fair value of the Peoples Energy stock options converted to Integrys Energy Group stock options.

Q— Represents the pro forma adjustment to accrue the direct costs of the transaction, or anticipated transaction-related expenses of Integrys Energy Group to be capitalized by the combined company, which include costs of Integrys Energy Group's financial advisory, legal, and other professional service fees.

R— Represents the pro forma adjustments to accrue liabilities for severance costs payable under change in control agreements with certain employees, involuntary severance costs relating to EITF 95-3, and the acceleration of certain long-term incentive payouts related to PEP.

S — Represents the pro forma adjustments to remove the results of PEP from income from continuing operations and to reclassify the assets and liabilities to be sold to assets and liabilities held for sale. Upon closing of the merger, Integrys Energy Group announced its decision to pursue the divestiture of this company.

T — Represents the pro forma adjustments to record the asset retirement obligations of Peoples Energy at the assumed acquisition date using Integrys Energy Group's assumptions.

4.	Unaudited Pro Forma Income Per Share

The following table sets forth the computation of unaudited pro forma basic and diluted income per share:

(Amounts in millions, except per share data)	Year Ended December 31, 2006
	Shares	Income per Share
Historical Integrys Energy Group basic weighted-average shares	42.3
Incremental shares issued in the merger	31.9
Pro forma combined basic weighted-average shares	74.2	$ 1.73

Historical Integrys Energy Group diluted weighted-average shares	42.4
Other pro forma dilutive securities (stock options)	-
Incremental shares issued in the merger	31.9
Pro forma combined diluted weighted-average shares	74.3	$ 1.72

5.	Gas Charge Settlement

On March 28, 2006, the ICC approved orders that settled gas charge reconciliation proceedings for fiscal years 2001 through 2004 for Peoples Energy and its utility subsidiaries. The orders, which became publicly available March 30, 2006, adopt a January 17, 2006 Settlement Agreement and Release, as amended by an Amendment and Addendum dated March 6, 2006.

As a result of the Settlement Agreement, as amended, Peoples Energy reported a non-recurring $15.6 million pre-tax settlement charge in the 12 month period ended December 31, 2006 to reflect the $10.6 million impact of the change in accounting treatment for Hub activity revenues, as required by the Amendment and Addendum, for the 12 month period ended September 30, 2005 and the combined $5 million estimated impact on Peoples Gas and North Shore Gas’ reserves for uncollectible accounts due to termination of collection activities, as required by the Amendment and Addendum, on the $207 million of accounts previously written off. This amount is in addition to the $91.7 million charge recorded in the 12 month period ended December 31, 2005 by Peoples Energy in connection with the signing of the initial proposed Settlement Agreement and Release dated January 17, 2006.

6.	Pension Protection Act

During August 2006, the Pension Protection Act was signed into law, which includes new funding and disclosure requirements related to pension plans. The impact of the Pension Protection Act on the combined company has not yet been determined and is currently under consideration by management of Integrys Energy Group. Therefore, no adjustments related to the Pension Protection Act have been included in the unaudited pro forma condensed combined financial statements.